UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	November 6, 2007

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue
Linwood, Pennsylvania 19061

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 859-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2007, future benefit accruals under the Foamex Supplemental Executive Retirement Plan (the “SERP”), a defined benefit plan, will be frozen. Years of service after December 31, 2007 will not count for purposes of eligibility or benefit accrual, but will continue to be credited for vesting and early retirement purposes.

Effective January 1, 2008, Foamex L.P. (the “Company”) will adopt the Foamex L.P. Supplemental Savings Plan, a defined contribution plan, for the purpose of providing deferred compensation for a select group of highly compensated employees which would otherwise be unavailable due to limitations contained in the Internal Revenue Code.

The amount of the contribution will equal the product of four percent (4%) times the amount of eligible compensation in a calendar year which exceeds the annual limits established by the Internal Revenue Service ($225,000 in 2007). Contributions will be made by the Company on behalf of the participants on an annual basis.

Each participant shall become vested in his or her benefit under this plan as of the earliest of: (i) attainment of age 65, (ii) attainment of age 55 and completion of 10 years of service, (iii) permanent disability, or (iv) death.

Benefits will be payable as a lump sum on the first day of the month following the six month anniversary of a participant’s termination of employment. In the event of a participant’s permanent disability, benefits will be payable immediately to the participant. In the event of a participant’s death, benefits will be payable to the designated beneficiary as soon as administratively possible.

ITEM 8.01 – Other Events.

On November 6, 2007, Foamex International Inc. issued a press release announcing certain changes to the Company’s retirement plans, which is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release, dated November 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 8, 2007

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

EXHIBITS

99.1	Press Release, dated November 6, 2007.